Exhibit 5.31

CONSENT OF M. PAYEUR

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Michel Payeur
By:	Michel Payeur, Eng., M.A.Sc.
Manager, Technical Services at Rosebel Gold Mines
IAMGOLD Corporation

Dated: March 28, 2018